FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RESULTS FOR FISCAL 2007 SECOND QUARTER
AKRON, Ohio — April 5, 2007 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net sales for the fiscal second quarter ended February 28, 2007 were $412.8 million, an 11.2% increase over last year’s second-quarter net sales of $371.2 million. Tonnage was up 4.7% while the effect of changes in prices and product mix was essentially flat. The translation effect of foreign currencies, primarily the euro, increased sales by 6.6% or $24.5 million.
Net income for the fiscal 2007 second quarter was $1.6 million or $0.06 per diluted share compared with $3.9 million or $0.12 per diluted share for the comparable quarter last year. The 2007 quarter included $0.8 million in restructuring charges and $0.7 million in accelerated depreciation. The 2006 quarter included $5.0 million in charges from the extinguishment of debt, a $0.8 million reduction in the first-quarter tax charge due to a decrease in dividends to be repatriated from Europe, and $0.6 million of after-tax income for the cancellation by suppliers of certain distribution agreements in Europe. The translation effect of foreign currencies increased net income by $0.6 million in the fiscal 2007 second quarter.
Net sales for the six months ended February 28, 2007 were $855.5 million, an increase of 11.4% from $767.7 million for the prior-year six-month period. Tonnage accounted for 4.4% of the increase, while price and mix contributed an additional 1.1%. The translation effect of foreign currencies increased sales by 5.9% or $45.0 million.
Net income for the fiscal 2007 six-month period was $4.0 million or $0.15 per diluted share compared with $16.2 million or $0.52 per share for the same period last year. Net income for the current fiscal year period includes the items outlined above as well as $0.3 million in accelerated depreciation and $0.1 million in restructuring expense recorded during the first quarter of 2007, while net income for the first six months of last year included $5.0 million in charges from the extinguishment of debt, a tax charge of $2.2 million related to the repatriation of dividends from Europe, and $0.6 million of after-tax income for the cancellation by suppliers of certain distribution agreements in Europe. Net income for the fiscal 2007 six-month period was increased by $1.2 million due to the translation effect of foreign currencies, primarily the euro.
“The overall weakness in our markets has lasted longer than we originally expected,” said Terry L. Haines, chairman, president and chief executive officer. “All the North American markets, especially automotive, have remained slow throughout the first six months of fiscal 2007, and we have taken significant steps to reduce costs and return our North American operations to profitability. In Europe, although we are beginning to see some recovery in our key markets, we have seen a shift to lower-margin products compared with last year.”
Pre-tax income was $6.7 million for the fiscal 2007 second quarter, a reduction of $2.0 million from the prior-year quarter. Gross profit declined to $48.2 million or 11.7% of net sales from $50.6 million or 13.6% of net sales a year ago primarily due to market weakness which drove lower margins in North America and lower-margin products in Europe. Pre-tax income was also affected by a rise in selling, general and administrative (SG&A) expenses resulting primarily from increases in foreign exchange rates, along with legal and professional costs including business process consultants, and compensation costs.
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Pre-tax income for the first six months of fiscal 2007 was $14.7 million compared with $31.6 million last year. The decline was driven by gross profit weakness and SG&A increases. The largest driver of the change in SG&A was the increase in foreign exchange rates, followed by increases in legal and professional costs, and compensation costs. Gross profit for the six-month period decreased to $97.7 million or 11.4% of net sales from $110.6 million or 14.4% of net sales a year ago. The decrease in gross profit was primarily driven by the market weakness which drove lower margins in North America and lower-margin products in Europe, primarily occurring during the first quarter of 2007 compared with the first quarter of 2006.
Fiscal 2007 Restructuring
During 2007, the Company has announced multiple phases of a plan to restore North America to profitability. In November 2006, the Company announced the first phase of the restructuring plan which was to reduce headcount and manufacturing capacity at its Orange, Texas and Bellevue, Ohio locations. The Company expects to realize $4.0 million of ongoing annual savings beginning in 2008 from the initiatives at these plants.
In February 2007, A. Schulman announced the second phase of this North American restructuring plan with actions to increase net income in the second half of fiscal 2007 by $7.0 million with annual savings of $14.0 million to $15.0 million thereafter. This phase of the plan includes the elimination of positions, reduction of retiree health care benefits, increased sharing of employee and retiree health care cost, broad discretionary SG&A cost reductions, and savings from improved purchasing processes and improved logistical efficiencies.
The implementation of both phases of the restructuring plan is expected to result in charges totaling approximately $2.3 million for the full year which includes $1.1 million of accelerated depreciation.
Europe (including Asia) Operations
Sales in A. Schulman’s European operations, including Asia, were $301.0 million for the quarter, up $45.5 million or 17.8% over the comparable quarter last year. For the six-month period of fiscal 2007, sales were $625.4 million, an increase of $98.9 million or 18.8% from the year-ago period. Tonnage was up 5.8% for the quarter and 7.2% for the six-month period. Prices and changes in product mix increased sales 2.0% in the quarter and 2.9% for the six-month period. The translation effect of foreign currencies, primarily the euro, increased sales by $25.6 million or 10.0% for the quarter and $46.1 million or 8.7% for the six months.
Gross profit for the quarter was $38.3 million, up approximately $0.9 million from last year. However, excluding the effect of foreign currency translation, gross profit was down $2.4 million. The impact of raw material input costs, product mix and price was unfavorable and resulted in a decline in the gross margin rate to 12.7% for the quarter from 14.7% last year. For the fiscal 2007 six-month period, gross profit was $79.8 million, down slightly from the $80.3 million recorded last year. However, excluding the effect of foreign currency translation, gross profit was down $6.3 million. The impact of raw material input cost, product mix and price was unfavorable, resulting in a decline in the gross margin to 12.8% from 15.2% last year.
Income before interest and taxes for the second quarter decreased to $15.0 million from $17.8 million last year, reflecting the unfavorable mix impact and increases in SG&A primarily as a result of foreign currency increases. Last year’s second quarter also included $0.8 million of other income related to the cancellation of certain European distribution contracts. For the fiscal 2007 six-month period, income before interest and taxes decreased to $32.3 million from $40.3 million. The decline is due to the weaker gross margins and the increase in SG&A, primarily driven by increases in foreign exchange rates.

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North American Operations
Sales in the Company’s North American operations for the fiscal 2007 second quarter were $111.8 million, down approximately 3.5% from last year’s second-quarter sales of $115.8 million. For the six-month period, sales were $230.0 million, down 4.6% from last year’s six-month sales of $241.2 million. Tonnage was up 2.3% for the second quarter but down 2.1% for the six-month period. Pricing and mix were down 4.9% for the quarter and 2.0% for the six months. The translation effect of foreign currencies decreased sales by 0.9% in the quarter and 0.5% for the six-month period.
For the second quarter, North American gross profit declined to $9.8 million or 8.8% of second-quarter sales, compared with $13.1 million or 11.3% of sales in last year’s second quarter, primarily as a result of the change in pricing and mix. For the six-month period, gross profit declined to $17.9 million or 7.8% of sales, compared with $30.3 million or 12.6% of sales last year, due to the change in price and mix and lower volumes reflecting the weakness in core markets.
The Company’s North American operations reported a loss of $6.0 million before interest and taxes for the second quarter, including $0.7 million of accelerated depreciation, compared with a loss of $3.7 million in the second quarter of fiscal 2006. For the six-month period, North American operations reported a loss of $13.7 million before interest and taxes, including $0.9 million of accelerated depreciation, compared with a loss of $2.8 million last year. The increased loss is due primarily to the $12.5 million decline in gross profit margins.
A. Schulman’s introduction of its new Invision® product continues to progress according to expectations, with start-up of the initial production line at the Sharon Center, Ohio facility expected to take place in early summer 2007 and production at its new facility in Findlay, Ohio scheduled to begin in the 2008 calendar year. “Customer interest remains high for our innovative Invision® product, which has significant long-term growth potential with applications in the automotive, recreational vehicle, lawn and garden equipment, and appliance markets,” Haines said. Invision® is a multi-layered, extruded sheet product that is cost-competitive and simplifies the manufacturing process for the Company’s customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted.
Business Outlook
As noted in its March 22, 2007 press release, the Company expects net income for fiscal 2007 to be in the range of $25 million to $30 million, including the effects of the North American restructuring initiatives. “With the expected savings from our restructuring activities and improvements in underlying markets, we expect our profitability to improve in the second half of the fiscal year,” Haines said.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2007 second-quarter earnings can be accessed at 11 a.m. Eastern time on Thursday, April 5, 2007, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-597-5378, passcode 49496698.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were $1.6 billion. Additional information about A. Schulman can be found at www.aschulman.com.

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Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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A. Schulman Inc. and its Consolidated Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands except share and per share data)

	Three months ended		Six months ended
	February 28, 2007	February 28, 2006	February 28, 2007	February 28, 2006
Net Sales	$412,767	$371,219	$855,494	$767,744

Cost of sales	364,608	320,645	757,796	657,134
Selling, general and administrative expenses	39,817	36,426	80,065	72,715
Interest expense	2,031	1,055	3,861	2,083
Foreign currency transaction (gains) losses	(784)	665	(1,298)	925
Minority interest	196	232	428	582
Interest income	(527)	(627)	(888)	(1,211)
Other (income) expense	(106)	(900)	(81)	(1,118)
Loss on extinguishment of debt	—	4,986	—	4,986
Restructuring expense — North America	810	—	928	—

	406,045	362,482	840,811	736,096

Income Before Taxes	6,722	8,737	14,683	31,648

Provision for U.S. and Foreign Income Taxes	5,082	4,797	10,671	15,399

Net Income	1,640	3,940	4,012	16,249

Less: preferred stock dividends	(13)	(13)	(26)	(26)

Net Income Applicable to Common Stock	$1,627	$3,927	$3,986	$16,223

Weighted Average Number of Shares Outstanding:
Basic	26,952	31,109	26,916	30,926
Diluted	27,212	31,619	27,256	31,344

Earnings per Share of Common Stock:
Basic	$0.06	$0.12	$0.15	$0.52
Diluted	$0.06	$0.12	$0.15	$0.52

A. SCHULMAN, INC.
Consolidated Balance Sheets

	February 28, 2007	August 31, 2006
	Unaudited
	(In thousands
	except share data)
Assets
Current Assets:
Cash and cash equivalents	$80,006	$50,662
Accounts receivable, less allowance for doubtful accounts of $9,018 at February 28, 2007 and $9,409 at August 31, 2006	288,125	272,929
Inventories, average cost or market, whichever is lower	248,897	286,079
Prepaid expenses and other current assets	15,895	17,678

Total Current Assets	632,923	627,348

Other Assets:
Cash surrender value of life insurance	2,208	1,800
Deferred charges	20,445	20,444
Goodwill	5,485	5,392
Intangible assets	1,664	1,382

	29,802	29,018

Property, Plant and Equipment, at cost:
Land and improvements	16,196	15,778
Buildings and leasehold improvements	139,403	136,526
Machinery and equipment	325,899	317,499
Furniture and fixtures	37,553	35,918
Construction in progress	14,819	11,079

	533,870	516,800

Accumulated depreciation and investment grants of $1,099 at February 28, 2007 and $1,119 at August 31, 2006	346,237	329,921

	187,633	186,879

	$850,358	$843,245

Liabilities and Stockholders’ Equity

Current Liabilities:
Notes payable	$6,545	$10,976
Accounts payable	125,833	135,930
U.S. and foreign income taxes payable	7,032	14,708
Accrued payrolls, taxes and related benefits	28,925	30,866
Other accrued liabilities	38,293	31,081

Total Current Liabilities	206,628	223,561

Long-term Debt	151,814	120,730
Other Long-term Liabilities	86,897	82,482
Deferred Income Taxes	6,227	7,196
Minority Interest	5,912	5,784
Commitments and Contingencies	—	—
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding - 10,564 shares at February 28, 2007 and August 31, 2006	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized - 75,000,000 shares, issued - 41,073,809 shares at February 28, 2007 and 40,707,018 shares at August 31, 2006	41,074	40,707
Other capital	93,314	86,894
Accumulated other comprehensive income	37,738	32,893
Retained earnings	498,861	502,998
Treasury stock, at cost, 14,113,977 shares at February 28, 2007 and 13,343,711 shares at August 31, 2006	(279,164)	(261,057)

Common Stockholders’ Equity	391,823	402,435

Total Stockholders’ Equity	392,880	403,492

	$850,358	$843,245

Supplemental Segment Information (Unaudited)
(in thousands)

	North America	Europe	Other	Consolidated
Three months ended February 28, 2007:

Sales to unaffiliated customers	$111,751	$301,016	$—	$412,767

Gross profit	$9,813	$38,346	$—	$48,159

Income (loss) before interest, restructuring and taxes	$(5,961)	$14,997	$—	$9,036
Interest expense, net	—	—	(1,504)	(1,504)
Restructuring — North America	—	—	(810)	(810)

Income (loss) before taxes	$(5,961)	$14,997	$(2,314)	$6,722

Three months ended February 28, 2006:

Sales to unaffiliated customers	$115,750	$255,469	$—	$371,219

Gross profit	$13,119	$37,455	$—	$50,574

Income (loss) before interest, debt extinguishment and taxes	$(3,692)	$17,843	$—	$14,151
Interest expense, net	—	—	(428)	(428)
Loss on extinguishment of debt	—	—	(4,986)	(4,986)

Income (loss) before taxes	$(3,692)	$17,843	$(5,414)	$8,737

	North America	Europe	Other	Consolidated
Six months ended February 28, 2007:

Sales to unaffiliated customers	$230,045	$625,449	$—	$855,494

Gross profit	$17,879	$79,819	$—	$97,698

Income (loss) before interest, restructuring and taxes	$(13,679)	$32,263	$—	$18,584
Interest expense, net	—	—	(2,973)	(2,973)
Restructuring — North America	—	—	(928)	(928)

Income (loss) before taxes	$(13,679)	$32,263	$(3,901)	$14,683

Six months ended February 28, 2006:

Sales to unaffiliated customers	$241,176	$526,568	$—	$767,744

Gross profit	$30,348	$80,262	$—	$110,610

Income (loss) before interest, debt extinguishment and taxes	$(2,825)	$40,331	$—	$37,506
Interest expense, net	—	—	(872)	(872)
Loss on extinguishment of debt	—	—	(4,986)	(4,986)

Income (loss) before taxes	$(2,825)	$40,331	$(5,858)	$31,648